Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-229783-03

Subject: **PxDetails** $1.225bn+ Mercedes-Benz (MBALT) 2020-A Prime Auto Lease ABS
**PxDetails* $1.225bn+ Mercedes-Benz Auto Lease Trust 2020-A (MBALT 2020-A) Prime Auto Lease ABS

Joint Leads: MUFG (str.), Deutsche Bank and Santander
Co-Managers: HSBC, Mizuho

Cls	Amt($MM)	WAL	S&P/M	P.WIN	E.FIN	L.FIN	Bench	SPD	Yield	CPN	Price

A-1	289.000	0.21	N/A	*Retained*
A-2	570.000	0.83	AAA/Aaa	6-15	4/21	3/22	EDSF	+12	1.832%	1.82%	99.99589%
A-3	520.000	1.71	AAA/Aaa	15-27	4/22	12/22	EDSF	+24	1.855%	1.84%	99.98682%
A-4	135.100	2.30	AAA/Aaa	27-29	6/22	9/25	IntS	+30	1.896%	1.88%	99.98082%

Transaction Details –
* Ticker: MBALT 2020-A * ERISA Eligible: Yes
* Registration: SEC Registered/Public * Expected Pxg: Priced
* Expected Ratings: S&P/M * Expected Settle: 1/29/20
* Min Denoms: $1K x $1K * First Pay: 2/18/20 * Risk Retention: US:Yes/EU:No * B&D: MUFG

CUSIPs & ISINs -
A2 58770FAB8 US58770FAB85
A3 58770FAC6 US58770FAC68
A4 58770FAD4 US58770FAD42

AVAILABLE MATERIALS -
*Preliminary Prospectus and FWP (attached)
*Intex CDI File (attached)
*Intex Deal Name: mitmbalt_2020-a Passcode: 224A
*Roadshow: https://www.netroadshow.com Entry Code: MBALT20-A

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-649-6848.